Exhibit 10.3

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of the 21st day of December 2018 by and between 229 Avenida Fabricante, LLC, a California limited liability company ("Lessor") and Glaukos Corporation (“Lessee”).

R E C I T A L S :

A.Lessee and Lessor’s predecessor in interest, 229 Fabricante, LLC a California limited liability company (“Prior Lessor”), entered into that certain Lease dated as of June 8, 2015 (the “Lease”), concerning 37,728 square feet of space at 229 Avenida Fabricante (“Premises”) of that certain building located in San Clemente, California 92672 (the "Building").

B.Pursuant to that certain Assignment of Lease dated as of April 12, 2018 by and between Lessor and Prior Lessor, a copy of which has been provided to Lessee prior to the date hereof, Prior Lessor assigned all of its right, title and interest in and to the Lease to Lessor, and Lessor assumed all of the duties and obligations of Prior Lessor under the Lease.

C.Lessor and Lessee now wish to amend the Lease by extending the Term of the Lease for three (3) years (“Renewal Term”), and to further amend the terms of the Lease as provided herein.

D.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T :

1.Lease Renewal Term.The Lease “Term” as defined in Section 1.3 and elsewhere throughout the Lease shall now be extended for three (3) additional years (“Renewal Term”).  Effective as of the date first written above, all references to “Term” shall also refer to the Renewal Term.

2.Commencement Date; Expiration Date.The Commencement Date of the Renewal Term with respect to the Premises shall be January 1, 2022; provided, however, unless otherwise expressly set forth herein, all terms and conditions of the Lease shall continue to apply to the Premises until the occurrence of the Commencement Date.  The Expiration Date of the Renewal Term with respect to the Premises shall be December 31, 2024, unless otherwise early terminated as provided for and expressly set forth in the Lease.

3.Base Rent.The Base Rent with respect to the Premises for the Lease Renewal Term shall be $1.55 NNN per square foot per month, with three percent (3%) annual increases.

4.Base Rent Abatement.Lessor agrees to grant Lessee Base Rent Abatement for one (1) month during month 12 of the Renewal Term.  During this month of Base Rent Abatement, Lessee will be obligated to pay for any operating expenses at the Premises as required under the Lease.  Lessee acknowledges that the foregoing Base Rent Abatement has been granted to Lessee as additional

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consideration for entering into this Lease Amendment and for agreeing to pay Base Rent and to perform the other obligations as required under the Lease and Amendment to Lease (collectively the “Lease”). Accordingly, if Lessee shall be in default under this Lease, then Lessee shall become obligated to pay to Lessor all Base Rent Abatement hereunder during the month identified herein.

5.Premises Square Footage.The Premises Square Footage shall be defined as its actual square footage of 40,728 rentable square feet as of the Commencement Date of the Lease Renewal Term, which at that time and thereafter, shall be used when calculating the Base Rent.

6.Tenant Improvement Allowance.Lessor shall provide Lessee with a Tenant Improvement Allowance (“Allowance”) not to exceed $3.00 per square foot of the Premises. Lessee may begin to access the Allowance after mutual execution of this First Amendment to Lease, provided that the Allowance shall be calculated on the Premises actual square footage of 40,728 rentable square feet. Any Tenant Improvements shall be constructed utilizing building standard materials and be in accordance with a mutually approved space plan and construction documents, which approvals shall not be unreasonably withheld, conditioned or delayed by Landlord. Lessee shall not be required to restore any of the Tenant Improvements to the Premises that have been constructed, or will be constructed per plans approved by Lessor. Any unused Tenant Improvement Allowance will not be used or applied as rent credit over the Lease Renewal Term.

7.HVAC Units.Lessor shall be solely responsible, without pass-through to Lessee as an operating expense, for the replacement of any existing HVAC units that are beyond their useful life as of the Commencement Date of the Renewal Term, as reasonably determined by Lessor and Lessee. The maintenance and repair obligation of said HVAC Units thereafter shall be at Lessee’s sole responsibility and expense per the Lease.

8.Code Compliance and Americans With Disabilities Act (“ADA”).Lessor, at its sole cost and expense and without pass-through to Lessee as an operating expense, shall be responsible for ensuring that the Premises and the Building, throughout the completion of the Tenant Improvements, the lease term and all renewal terms, are in full compliance with all applicable building and ADA codes and requirements, unless any non-compliance is a result of Tenant’s unique and specific use.

9.Options to Extend.Subject to the provisions, limitations and conditions set forth in this paragraph, Lessee shall have one (1) Option to Extend the Lease Term for three (3) years (“Option Term”) by providing Lessor with written notice (“Extension Notice”) not less than nine (9) months prior and not more that twelve (12) months prior to the Expiration Date to exercise such right. During the Option Term, the Base Rent shall be 95% of the then Fair Market Value as determined and set forth in paragraph 14 of the attached Option to Extend Standard Lease Addendum, but in any event, not less than the Base Rent payable for the month immediately preceding the Commencement of the Option Term. All other Lease terms, covenants and conditions shall remain the same as the existing Lease during the Option Term. The existing Option(s) to Extend contained in the Lease shall be deleted and replaced with this new Option to Extend (as stated here in paragraph 9 and 14) as of the date written herein.

10.Defaults.Lessee hereby represents and warrants to Lessor that, to Lessee’s actual knowledge, as of the date of this First Amendment, Lessee is in full compliance with all terms, covenants and conditions of the Lease and that there are no breeches or defaults under the Lease by Lessor or Lessee, and that Lessee knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Lessor or Lessee.

11.Signing Authority. The parties signing this First Amendment on behalf of Lessee represent and warrant that they have full authority to sign this First Amendment and to contractually obligate Lessee to the terms hereof.

12.Brokers. Each party represents and warrants to the other that no broker, agent or finder is entitled to receive a commission pursuant to a separate written agreement with Lessor and arising

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from or related to this First Amendment, other than Savills Studley, who shall be paid a commission subject to a separate agreement with Lessor. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity that claims or alleges that they were retained or engaged by the first party or at the request of such party arising from or related to this First Amendment.

13.Time of the Essence. Time is of the essence of this First Amendment and the provisions contained herein.

14.Further Assurances. Lessor and Lessee hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this First Amendment.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LESSEE"	Glaukos Corporation

	By:	/s/ Thomas W. Burns
	Print Name:	Thomas W. Burns
Print Title:

"LESSOR"	229 Avenida Fabricante, LLC,
a California limited liability company

	By:	/s/ Casey D. Adams
	Print Name:	Casey D. Adams
	Print Title:	Manager

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